Exhibit 99.1

1200 RIVERPLACE BOULEVARD — JACKSONVILLE, FL 32207-1809 — (904) 346-1500

August 21, 2014	For more information:
Linda L. Tasseff
FOR IMMEDIATE RELEASE	Director, Investor Relations
(904) 858-2639
ltasseff@steinmart.com

Stein Mart, Inc. Reports Second Quarter 2014 Results

Second Quarter Highlights

•	Total sales increased 2.5 percent and comparable store sales, 1.3 percent.

•	Ninth consecutive quarter of comparable store sales gains.

JACKSONVILLE, FL – Stein Mart, Inc. (NASDAQ: SMRT) today announced financial results for the second quarter ended August 2, 2014.

Overview of Results

Net income for the second quarter was $1.7 million or $0.04 per diluted share compared to net income of $3.4 million or $0.08 per diluted share in 2013. Second quarter adjusted net income was $2.8 million or $0.06 per diluted share compared to adjusted net income of $4.5 million or $0.10 per diluted share in 2013 (see Note 1).

Second quarter 2014 results include $2.1 million higher healthcare costs and $0.6 million higher pre-opening costs compared to last year’s second quarter. These increases total $1.6 million after tax or $0.04 per diluted share. The higher healthcare costs were due to unusually unfavorable claims experience this year compared to favorable claims experience in last year’s second quarter.

For the first six months of 2014, net income was $15.8 million or $0.35 per diluted share compared to $18.1 million or $0.41 per diluted share in the same period in 2013. First half adjusted net income was $17.5 million or $0.38 per diluted share compared to adjusted net income of $19.2 million or $0.43 per diluted share in 2013 (see Note 1).

Adjusted earnings before interest, income taxes, depreciation and amortization (“EBITDA”) for the first six months of 2014 was $44.8 million compared to adjusted EBITDA of $46.4 million for the same period in 2013 (see Note 2).

Comments on Results

“Despite a challenging first half of the year with weather impacting sales, we have a number of important initiatives in place” said Jay Stein, Chief Executive Officer. “Key among these is our growth focus, as we open more new and relocated stores this fall and continue to build our ecommerce business. These and our other strategies play a very important role in our long-term business development.”

Sales

Total sales for the second quarter of 2014 increased 2.5 percent to $298.2, while comparable store sales increased 1.3 percent. For the six months of 2014, total sales increased 2.4 percent to $627.0 million, while comparable store sales increased 2.0 percent.

Gross Profit

Gross profit for the second quarter of 2014 was $84.2 million or 28.3 percent of sales. Including the $4.2 million impact of the fourth quarter 2013 accounting estimate change (see Note 3), adjusted gross profit for the second quarter of 2013 would have been $84.5 million or 29.0 percent of sales. Gross profit for the first six months of 2014 was $188.6 million or 30.1 percent of sales. Including the $7.2 million impact of the fourth quarter 2013 accounting estimate change (see Note 3), adjusted gross profit for the first half of 2013 would have been $185.5 million or 30.3 percent of sales. The decrease in the adjusted gross profit rate for the quarter and first half was the result of higher markdowns and occupancy costs, somewhat offset by higher markup.

Selling, General and Administrative Expenses

Selling, general and administrative (“SG&A”) expenses for the second quarter of 2014 were $81.5 million. Including the $3.1 million impact of the fourth quarter 2013 accounting estimate change (see Note 3), SG&A expenses for the second quarter of 2013 would have been $77.6 million. The $3.9 million increase over adjusted 2013 SG&A expenses is primarily the result of the $2.1 million higher healthcare costs, $1.0 million in professional fees associated with the SEC investigation (see Note 1) and higher store selling expenses due to planned payroll increases and new and relocated stores.

For the first six months, SG&A expenses were $162.7 million. Including the $7.2 million impact of the fourth quarter 2013 accounting estimate change (see Note 3), SG&A expenses for the first half of 2013 would have been $155.2 million. The $7.5 million increase over adjusted 2013 SG&A expenses is primarily the result of the same items set forth in the previous paragraph plus $1.9 million in higher advertising expenses.

Income Tax Provision

The effective tax rate for the first half of 2014 was 38.6 percent compared to 39.8 percent in 2013.

Balance Sheet Highlights

Cash at the end of the second quarter was $53.1 million. This compares to $66.9 million at the end of last year and $48.1 million at the end of the second quarter of 2013. The 2014 balance reflects quarterly dividend payments totaling $5.6 million, stock repurchases totaling $2.8 million and capital expenditures of $22.3 million.

Inventories were $266.2 million at the end of the second quarter of 2014, 6.2 percent higher than the $250.7 million at the end of the second quarter last year. Giving impact to last year’s accounting estimate change (see Note 3) and higher inventories at the end of this year’s second quarter for ecommerce and new stores opening in the third quarter, average inventories per store were up 5.1 percent. This increase reflects planned investments to drive growth in well-performing merchandise categories in Home and Accessories. Spring and summer seasonal merchandise inventories are at the same levels as in 2013.

Store Activity

We operated 265 stores at the end of the second quarter this year compared to 262 at the end of the second quarter last year. We expect to open six new stores, relocate four and close one during the second half of the year. Pre-opening costs related to new and relocated stores were $0.6 million in the second quarter of 2014 and $1.9 million in the first half compared to no costs in the second quarter of last year and $0.6 million in the first half of last year.

Updated 2014 Outlook

We expect the following factors to influence our sales and earnings for 2014:

•	New stores will increase sales an estimated 1.5 percent above our comparable store increases for the full year and 2.5 percent in the second half.

•	We continue to expect our full year gross profit rate to be slightly less than the 29.1 percent reported in 2013.

•	We are now expecting second half SG&A expenses to be approximately $7 million lower than the $178.5 million reported last year, which will result in full year SG&A expenses approximately $8 million higher than the $326.5 million we reported last year. Our 2014 full year estimate includes:

•	The $1.3 million legal costs related to the SEC investigation in the first half of the year, but not those that may be incurred during the second half.

•	Increases in new store pre-opening, depreciation and first quarter advertising expenses, as previously discussed.

•	We continue to expect the full year effective tax rate to be approximately 39.0 percent.

Filing of Form 10-Q

Reported results are preliminary and not final until the filing of our Form 10-Q for the fiscal quarter ended August 2, 2014 with the Securities and Exchange Commission (“SEC”), and therefore remain subject to adjustment.

Conference Call

A conference call for investment analysts to discuss the Company’s second quarter 2014 results will be held at 10 a.m. EDT on August 21, 2014. The call may be heard on the investor relations portion of the Company’s website at http://ir.steinmart.com. A replay of the conference call will be available on the website through September 30, 2014.

Investor Presentation

Stein Mart’s second quarter 2014 investor presentation has been posted to the investor relations portion of the Company’s website at http://ir.steinmart.com.

About Stein Mart

Stein Mart stores offer the fashion merchandise, service and presentation of a better department or specialty store, at prices competitive with off-price retail chains. Currently with over 260 locations from California to Massachusetts, as well as steinmart.com, Stein Mart’s focused assortment of merchandise features current season, moderate to better fashion apparel for women and men, as well as accessories, shoes and home fashions.

Cautionary Statement Regarding Forward-Looking Statements

Except for historical information contained herein, the statements in this release may be forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company does not assume any obligation to update or revise any forward-looking statements even if experience or future changes make it clear that projected results expressed or implied will not be realized. Forward-looking statements involve known and unknown risks and uncertainties that may cause Stein Mart’s actual results in future periods to differ materially from forecasted or expected results. Those risks include, without limitation:

•	consumer sensitivity to economic conditions

•	competition in the retail industry

•	changes in consumer preferences and fashion trends

•	ability to negotiate acceptable lease terms with current and potential landlords

•	ability to successfully implement strategies to exit under-performing stores

•	extreme and/or unseasonable weather conditions

•	adequate sources of merchandise at acceptable prices

•	dependence on certain key personnel and ability to attract and retain qualified employees

•	increases in the cost of employee benefits

•	disruption of the Company’s distribution process

•	information technology failures

•	data security breaches

•	acts of terrorism

•	material weaknesses in internal control over financial reporting

•	ability to adapt to new regulatory compliance and disclosure obligations

•	other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission.

SMRT-F

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Additional information about Stein Mart, Inc. can be found at www.steinmart.com

Stein Mart, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands, except for share and per share data)

	August 2, 2014	February 1, 2014	August 3, 2013
ASSETS
Current assets:
Cash and cash equivalents	$53,097	$66,854	$48,146
Inventories	266,215	261,517	250,728
Prepaid expenses and other current assets	26,703	28,800	19,769

Total current assets	346,015	357,171	318,643
Property and equipment, net	147,605	139,673	136,490
Other assets	28,887	27,414	26,561

Total assets	$522,507	$524,258	$481,694

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$120,635	$131,338	$114,121
Accrued expenses and other current liabilities	57,349	64,875	55,825

Total current liabilities	177,984	196,213	169,946
Deferred rent	30,804	26,626	23,666
Other liabilities	37,196	37,018	33,896

Total liabilities	245,984	259,857	227,508

COMMITMENTS AND CONTINGENCIES
Shareholders’ equity:
Preferred stock - $.01 par value; 1,000,000 shares authorized; no shares issued or outstanding
Common stock - $.01 par value; 100,000,000 shares authorized; 44,936,387, 44,551,676 and 44,275,662 shares issued and outstanding, respectively	449	446	443
Additional paid-in capital	30,650	28,745	21,741
Retained earnings	245,680	235,471	232,466
Accumulated other comprehensive loss	(256)	(261)	(464)

Total shareholders’ equity	276,523	264,401	254,186

Total liabilities and shareholders’ equity	$522,507	$524,258	$481,694

Stein Mart, Inc.

Condensed Consolidated Statements of Income

(Unaudited)

(In thousands, except per share amounts)

	13 Weeks Ended August 2, 2014	13 Weeks Ended August 3, 2013	26 Weeks Ended August 2, 2014	26 Weeks Ended August 3, 2013

Net sales	$298,157	$290,969	$627,011	$612,333
Cost of merchandise sold	213,913	210,653	438,441	434,072

Gross profit	84,244	80,316	188,570	178,261
Selling, general and administrative expenses	81,451	74,473	162,680	148,036

Operating income	2,793	5,843	25,890	30,225
Interest expense, net	69	67	134	128

Income before income taxes	2,724	5,776	25,756	30,097
Income tax expense	987	2,362	9,944	11,991

Net income	$1,737	$3,414	$15,812	$18,106

Net income per share:
Basic	$0.04	$0.08	$0.35	$0.41

Diluted	$0.04	$0.08	$0.35	$0.41

Weighted-average shares outstanding:
Basic	43,814	42,931	43,822	42,872

Diluted	44,704	43,707	44,580	43,485

Stein Mart, Inc.

Condensed Consolidated Statements of Comprehensive Income

(Unaudited)

(In thousands)

	13 Weeks Ended August 2, 2014	13 Weeks Ended August 3, 2013	26 Weeks Ended August 2, 2014	26 Weeks Ended August 3, 2013

Net income	$1,737	$3,414	$15,812	$18,106
Other comprehensive income, net of tax:
Amounts reclassified from accumulated other comprehensive income	2	3	5	5

Comprehensive income	$1,739	$3,417	$15,817	$18,111

Stein Mart, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	26 Weeks Ended August 2, 2014	26 Weeks Ended August 3, 2013
Cash flows from operating activities:
Net income	$15,812	$18,106
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	14,322	13,815
Share-based compensation	3,545	3,297
Store closing charges	(25)	(261)
Impairment of property and equipment	96	—
Loss on disposals of property and equipment	75	254
Deferred income taxes	891	2,157
Tax benefit (deficiency) from equity issuances	756	(459)
Excess tax benefits from share-based compensation	(786)	(157)
Changes in assets and liabilities:
Inventories	(4,698)	(7,383)
Prepaid expenses and other current assets	149	485
Other assets	(1,473)	145
Accounts payable	(10,759)	(16,851)
Accrued expenses and other current liabilities	(7,600)	(8,839)
Other liabilities	5,418	(1,570)

Net cash provided by operating activities	15,723	2,739

Cash flows from investing activities:
Acquisition of property and equipment	(22,289)	(18,989)

Net cash used in investing activities	(22,289)	(18,989)

Cash flows from financing activities:
Cash dividends paid	(5,584)	(2,214)
Capital lease payments	—	(2,197)
Excess tax benefits from share-based compensation	786	157
Proceeds from exercise of stock options and other	413	1,520
Repurchase of common stock	(2,806)	(103)

Net cash used in financing activities	(7,191)	(2,837)

Net decrease in cash and cash equivalents	(13,757)	(19,087)
Cash and cash equivalents at beginning of year	66,854	67,233

Cash and cash equivalents at end of period	$53,097	$48,146

NOTES TO PRESS RELEASE

Note 1 - Adjusted Results

We report our consolidated financial results in accordance with generally accepted accounting principles (“GAAP”). However, to supplement these consolidated financial results, management believes that certain non-GAAP operating results, which exclude those items detailed below, may provide a more meaningful measure to compare our results of operations between periods. We believe these non-GAAP results provide useful information to both management and investors by excluding certain items that impact comparability of the results.

Reconciliation of Operating Income, Net Income and Diluted EPS from GAAP Basis to Adjusted Non-GAAP Basis

Unaudited

(in thousands, except for share data)

	13 Weeks Ended August 2, 2014			13 Weeks Ended August 3, 2013
	Operating Income	Net Income	Diluted EPS	Operating Income	Net Income	Diluted EPS
GAAP Basis	$2,793	$1,737	$0.04	$5,843	$3,414	$0.08
Adjustments:
Supply chain & ecommerce start-up costs (1)	714	443	0.01	687	426	0.01
Investigation and related fees (2)	963	597	0.01	—	—	—
Change in estimate for allocated merchandise buying costs (3)	—	—	—	1,100	682	0.01

Total adjustments	1,677	1,040	0.02	1,787	1,108	0.02

Adjusted Non-GAAP Basis	$4,470	$2,777	$0.06	$7,630	$4,522	$0.10

	26 Weeks Ended August 2, 2014			26 Weeks Ended August 3, 2013
	Operating Income	Net Income	Diluted EPS	Operating Income	Net Income	Diluted EPS

GAAP Basis	$25,890	$15,812	$0.35	$30,225	$18,106	$0.41
Adjustments:
Supply chain & ecommerce start-up costs (1)	1,358	842	0.02	993	616	0.01
Investigation and related fees (2)	1,291	800	0.01	710	440	0.01
Change in estimate for allocated merchandise buying costs (3)	—	—	—	—	—	—

Total adjustments	2,649	1,642	0.03	1,703	1,056	0.02

Adjusted Non-GAAP Basis	$28,539	$17,454	$0.38	$31,928	$19,162	$0.43

(1)	Start-up costs for the transition of our Supply Chain operations from third-party operated to Company operated (2013 impact only) and the net loss from start-up of our ecommerce business launched in September 2013.
(2)	Professional fees related to our 2012 financial restatement and related SEC investigation.
(3)	A change in estimation of buying and distribution costs allocated to inventories, recorded in the fourth quarter of 2013, lowered the percentage of expenses allocated to inventories. See Supplemental Schedule in Note 3 which presents the impact of the change on each fiscal 2013 quarter.

Note 2 - EBITDA

As used in this release, EBITDA is defined as earnings before interest, income taxes, depreciation and amortization. EBITDA is not a measure of financial performance under GAAP. However, we present EBITDA in this release because we consider it to be an important supplemental measure of our performance and because it is frequently used by analysts, investors and others to evaluate the performance of companies. EBITDA is not calculated in the same manner by all companies. EBITDA should be used as a supplement to results of operations and cash flows as reported under GAAP and should not be considered to be a more meaningful measure than, or an alternative to, measures of operating performance as determined in accordance with GAAP.

Reconciliation of Net Income to EBITDA and Adjusted EBITDA

Unaudited

(in thousands)

	26 Weeks Ended Aug. 2, 2014	26 Weeks Ended Aug. 3, 2013
Net income	$15,812	$18,106
Add back amounts for computation of EBITDA:
Interest expense, net	134	128
Income tax expense	9,944	11,991
Depreciation and amortization	14,322	13,815

EBITDA	40,212	44,040

Adjustments:
Supply chain & ecommerce start-up costs	1,358	993
Investigation and related fees	1,291	710
Change in estimate for allocated merchandise buying costs (see Note 3)	—	—
Pre-opening costs	1,909	648

Total adjustments	4,558	2,351

Adjusted EBITDA	$44,770	$46,391

Note 3 – Supplemental Schedule: Impact of Fourth Quarter 2013 Change in Estimate on 2013 Quarters

We refined our estimation of the buying and distribution costs allocated to inventories during the fourth quarter of 2013. The change lowered the percentage of expenses allocated to inventory purchases resulting in a $5.0 million decrease in inventories comprised of a $15.0 million increase in SG&A expenses and a $10.0 million increase in gross profit, recorded in the 2013 fourth quarter. The lower cost allocation percentage will similarly impact both the beginning and ending inventory amounts in 2014 and future periods. That is, the higher SG&A expenses will be offset by higher gross profit. The only expected meaningful impact to earnings will result from changes in inventory levels.

Because the cumulative effect of the change in estimate was recorded in the fourth quarter, management believes that certain non-GAAP operating results, which present our best estimate of the impact of the fourth quarter 2013 change in allocation estimate on all 2013 quarters, may provide a more meaningful measure on which to compare our results of operations between 2014 and 2013 periods. See reconciliation below.

Reconciliation of Fiscal 2013 Gross Profit and SG&A Expenses from GAAP Basis to Adjusted Non-GAAP Basis For Fourth Quarter 2013 Accounting Estimate Change

Unaudited

(in thousands)

	Q1-13		Q2-13		Q3-13		Q4-13		Year 2013
	Gross Profit	SG&A*	Gross Profit	SG&A*	Gross Profit	SG&A	Gross Profit	SG&A	Gross Profit	SG&A

GAAP Basis	$97,945	$73,563	$80,316	$74,473	$77,765	$77,873	$111,327	$100,611	$367,353	$326,520
Adjustments:
Remove change from Q4 (1)							(10,000)	(15,000)	(10,000)	(15,000)
Distribute change to all quarters (2)	3,000	4,100	4,200	3,100	2,400	3,800	5,400	4,000	15,000	15,000

Total adjustments	3,000	4,100	4,200	3,100	2,400	3,800	(4,600)	(11,000)	5,000	—

Adjusted/Non-GAAP Basis	$100,945	$77,663	$84,516	$77,573	$80,165	$81,673	$106,727	$89,611	$372,353	$326,520

(1)	The adjustment resulted in a net decrease in operating income and a decrease in inventories of $5 million recorded in the fourth quarter of 2014 comprised of a $15.0 million increase in SG&A expenses and a $10.0 million increase in gross profit.
(2)	The $5 million fourth quarter impact on inventories represented the cumulative impact on inventory for the change in allocation estimate. Each quarter has been adjusted by its share of the $15 million total annual amount of the increase in SG&A expense and gross profit, excluding the fourth quarter 2013 impact of the estimate change.
*	See Note 1 for other impacts to SG&A expenses for the second quarter and first half of 2013.